Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”), is effective as of August 4, 2011 (the “Effective Date”), by and between Jason Cunliffe having an address of Barrio Dalvian M19 C22, Cerro Marmolejo 297, (5500) Mendoza, Argentina (the “Consultant”) and Silver Bull Resources, Inc. (the “Company”) a Nevada corporation with its principal office located at 2200, 885 West Georgia Street, Vancouver, BC, Canada.

WHEREAS, the Company and the Consultant entered into an independent contractor agreement dated April 12, 2011 (the “Original Agreement”).

AND WHEREAS, the Company and the Consultant wish to amend and restate the Original Agreement, to among other things, provide that the Consultant provide the services of Vice President of Exploration.

AND WHEREAS, the Agreement is intended to supersede the Original Agreement.

1.  Independent Contractor.  The Company hereby engages the Consultant as an independent contractor to provide the services described below and the Consultant hereby accepts such engage and agreement to provides the services with that level of care and skill exercised by other professional consultants under similar circumstances and in accordance with the terms and conditions of this Agreement.  The Company and the Consultant agree that:

(a)
The Consultant shall at all times be an independent contractor with control over the manner and means of the Consultant’s performance.  The Consultant is not an employee, servant or agent of the Company and no partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement and the Consultant shall not represent himself to have or be in any such relationship with the Company.

(b)
Unless the Company specifically authorizes the Consultant in writing to do so, the Consultant will not purport to be acting as the legal agent of the Company, and the Consultant will not enter or purport to enter into any agreements on behalf of the Company or otherwise bind or purport to bind the Company in any respect or cause the Company to incur liability in any manner whatsoever, and, except as otherwise provided herein, all actions of the Consultant other than those with respect to providing the services will be entirely on and for the Consultant's own behalf.

(c)
Unless otherwise specified in this Agreement, the Consultant shall not be entitled to rights or privileges applicable to employees of the Company including, but not limited to, group insurance, pension plans, holidays, paid vacation and other benefits which may be available from time to time to the Company’s employees.

2.  Services.  During the term of the Agreement the Consultant shall provide services to the Company of Vice President of Exploration for the Company including the Company’s subsidiary entities and shall consult with Company management on all related matters, including with the President and Chief Executive Officer.  The parties agree and acknowledge that the Consultant will primarily provide consulting services with respect to the Company’s Sierra Mojada project in Mexico (the “Project”) and may provide services for, and be paid by, any affiliated entity of the Company.  It is expected that the services may include, but not necessarily be limited to those services outlined in Appendix 1 to this Agreement.

3.  Location; Rotation; Extent of Services.  It is expected that the Consultant shall provide the services under the Agreement at the Project site, on the basis of 20 days on/10 days off.   Days spent traveling to and from the Project will be considered “on” days.

4.  Fees.  The Company will pay the Consultant USD $700 per day of providing services (the “Consulting Rate”) by the Consultant in accordance with payment instructions provided to the Company by the Consultant.

5.  Term of the Agreement; Termination.

(a)           The initial term of the Agreement shall commence on the date hereof and terminate on September 4, 2011.

(b)           The term of the Agreement shall be automatically extended on a month-to-month basis unless the Company shall have delivered to the Consultant 30 days advance written notice that the term of the Agreement will not be extended.  The Consultant shall have the right to provide such non-renewal notice to the Company, on the same terms and conditions.

(c)           The Consultant may elect, within 30 days of a Change of Control of the Company to terminate the Agreement upon providing written notice of termination to the Company.  Upon receipt of such notice of termination in accordance with this, the Company shall pay the Consulting Rate in effect:

(i)	for 120 days if the Change of Control occurs less than thirty-six months from August 4, 2011; or

(ii)	for 240 days if the Change of Control occurs more than thirty-six months from August 4, 2011.

For the purposes of this Agreement, a Change of Control of the Company shall mean the occurrence of one or more of the following events after the Effective Date of this Agreement: (i) any Person or combination of Persons acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof or any other transaction having a similar effect; or (ii) the sale or transfer of more than 50% of the operating assets of the Company to an entity not controlled by the Company, where “Person” means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government

6.  Bonus.  The Consultant shall be eligible to earn an additional fee up to USD $20,000 per year based on obtaining of certain milestones for the Project.  The determination as to whether any defined milestones have been met shall be made in the Company’s sole discretion.  The determination as to whether the any bonus shall be paid for 2011 will occur by January 31, 2012.  Subsequent year milestones are expected to be determined between the parties within the first 30 days of each calendar year.   Should the Agreement be terminated prior to January 31, 2012 the Company in its sole discretion may elect to pay the Consultant a bonus.    The parties agree and acknowledge that nothing in the Agreement shall be deemed to obligate the Company to pay the Consultant a bonus. Agreed goals for which the bonus will be assessed is outlined in Appendix 2.

7.  Stock Option.    In addition to the above Consulting Rate and other compensation payable to the Consultant, the Consultant will be entitled to participate in the Company’s stock option plan. Subject to board approval the initial option grant to the Consultant is expected to be 400,000 options which is inclusive of the 300,000 options in the Original Agreement with the pricing and vesting in accordance with the Company policy and the option being subject to the standard terms and conditions set forth in the Company’s stock option plan.

8.  Taxes.  The Consultant shall be responsible for remittance to the proper authorities of any and all income taxes, employment insurance or social security premiums and workers compensation insurance in relation to the Consultant’s remuneration hereunder.  The Consultant is and will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, provincial, or local tax authority with respect to the provision of services and receipt of fees under the Agreement.

9.  Indemnity.  The Consultant shall indemnify and save harmless the Company of and from any and all claims, actions, losses, expenses, costs or damages (including, without limitation, any and all legal expenses reasonably incurred) which the Company may suffer or incur as a result of any negligent act or omission of the Consultant, any and all liability arising out of the failure of the Consultant to comply with the provisions of this Agreement, or as a result of the Company not making any statutorily required source deductions pursuant to any applicable federal, state, provincial, or local laws on payments to the Consultant including, without limitation, pursuant to the Income Tax Act (Canada), the Employment Insurance Act (Canada), and the Canada Pension Plan or comparable legislation in other jurisdictions in which the Consultant provides services to the Company.

10.  Expenses; Air Travel.  During the term of the Agreement, the Consultant shall be entitled to prompt reimbursement for all reasonable expenses incurred by the Consultant in provision of the services by the Consultant hereunder; however, the Consultant shall not incur any expense greater than USD $1,000 without the prior approval from the Company’s President and Chief Executive Officer or designate.

(b)           The Company shall pay for coach class airfare with respect to any flight made by the Consultant on the Company’s behalf, including flights to and from the Consultant’s place of residence.

(c)           At its expense during the term of the Agreement the Company shall pay any costs or premiums on behalf of the Consultant such that the Consultant shall covered by, and/or entitled to, emergency evacuation services provided by International SOS while on assignment in Mexico.  The Consultant shall be solely responsible for any other health and medical insurance coverage and policies he deems necessary and appropriate to provide the services under the Agreement

11.  Confidentiality of Company Information.  The Consultant, or any representative thereof, shall maintain in strict confidence and not copy, disclose or transfer to any other party any data, records, reports, assay results, geological, geochemical, geophysical and title data, records, drill hole logs, calculations, opinions, maps, charts, samples, documents, instruments and all other information in any form, pertaining to the any property the Company currently owns, or has the rights to acquire, or pertaining to any mining claims, mineral interests or properties owned by the Company.   Nor shall the Consultant disclose any confidential information disclosed or provided to the Consultant regarding the business of the Company.

All communications regarding any possible transactions, requests for due diligence or other information or requests for site visits will be submitted or directed to the Company, and the Consultant shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission.  Nothing in the Agreement shall constitute a grant of authority to the Consultant or any representative thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. At the termination of the Agreement, or if at any time the Company so requests, the Consultant and its representatives will return to the Company all copies of information regarding the Company in his or their possession.

The Consultant acknowledges that any and all the Company confidential information exchanged or obtained pursuant to the Agreement may constitute material, non-public information about the Company, and agrees that he will deal with such information in accordance with applicable securities laws.

The provisions of this Section shall survive the termination of the Agreement.

12.  Non-Competition.  During the term of the Agreement, the Consultant shall not own, manage, operate, control, be employed by, participate in, provide services to or be connected in any manner with the ownership, management, operation or control of any business which is engaged in the business conducted by the Company of exploration/development of silver-zinc mineral projects in Mexico and mining exploration in general in Gabon.  In the event of the Consultant’s actual or threatened breach of this paragraph, the Company shall be entitled to a preliminary restraining order and injunction restraining the Consultant from violating its provisions.  Nothing in the Agreement shall be construed to prohibit the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Consultant.

13.  Entire Agreement; Modification.  The Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter, and may only be modified by the express written agreement of the party to be bound.  The Company and Consultant agree that the Original Agreement be and hereby is cancelled and of no further force or effect and the Agreement is intended to supersede that agreement.  The parties agree that there no obligations of any kind due and owing under the Original Agreement.

14.  Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax and receipt is confirmed, when transmitted via email of a pdf document and receipt is confirmed, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the address for such party (or at such other address as shall hereafter be specified by such party by like notice) first set forth above.

15.  Waiver.  Neither the Consultant’s nor the Company’s failure to insist at any time upon strict compliance with the Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by the Consultant or the Company of any of their respective rights or privileges under the Agreement.

16.  Binding Effect.  The provisions of the Agreement shall be binding upon, and inure to the benefit of the Company and the Consultant and their respective successors and assigns.

17.  Assignment and Subcontracting Prohibited.  No assignment of the Agreement shall be made without the prior written consent of the other party.  The Consultant shall not subcontract the provision of the services or any obligation of the Consultant under this Agreement without the prior written consent of the Company.

18.  Severability.  If any provisions of the Agreement are deemed invalid, illegal, or unenforceable, the balance of the Agreement shall remain in effect.

19.  Headings.  The headings in the Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of the Agreement.

20.  Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia, without giving effect to conflict of laws.  In the event of any dispute between the parties which results in litigation, the exclusive venue for such litigation shall be a district court within the province of British Columbia.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first set forth above.

SILVER BULL RESOURCES, INC.

By:	/s/ Tim Barry
Authorized Signatory

/s/ Jason Cunliffe
JASON CUNLIFFE